Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

March 27, 2014

Bright Horizons Family Solutions Inc.

200 Talcott Avenue South

Watertown, Massachusetts 02472

Re:	Registration Statement on Form S-3 filed on March 25, 2014

(Registration No. 333-194790)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated March 25, 2014 (the “Base Prospectus”) and the prospectus supplement dated March 25, 2014 (together with the Base Prospectus, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) by Bright Horizons Family Solutions Inc. (the “Company”), a Delaware corporation, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offering of 8,050,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company by certain stockholders (the “Selling Stockholders”) of the Company, which Shares are covered by the Registration Statement. The Shares include the underwriters’ 30 day option to purchase up to an additional 1,050,000 shares from the Selling Stockholders.

We have acted as counsel for the Company in connection with the sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP